EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Saba Contact:

Saba Software, Inc.

Ronald Kisling

Chief Financial Officer

+1.650.581.2635

rkisling@saba.com

Saba Announces First Quarter Fiscal 2004 Financial Results

REDWOOD SHORES, CALIF., Sept. 18, 2003 – Saba Software, Inc. (NASDAQ: SABA), a leading provider of human capital development and management (HCDM) solutions, today reported financial results for its first quarter of fiscal year 2004 ended August 31, 2003.

First quarter revenue was $8.2 million, compared to $10.6 million for the last quarter of fiscal year 2003. Saba’s GAAP net loss in the first quarter was $5.9 million, or $0.44 per share, including a charge of $2.1 million for the settlement of patent litigation and restructuring. This compares to a net loss of $2.6 million, or $0.20 per share, in the prior quarter. Saba ended its first quarter with $19.2 million in cash and investments.

“We are disappointed that a number of deals were pushed out of the quarter. Our efforts are now focused on improving sales execution and we hope to conclude these transactions as soon as possible,” stated Bobby Yazdani, Saba chairman and CEO.

Deals this quarter highlighted Saba’s deep domain expertise in supporting large global implementations for such new customers as KLM Royal Dutch Airlines, a leading worldwide airline, and Kumba Resources, a diversified metals and mining company that is Saba’s first customer in South Africa. Also during the quarter, a number of existing customers implemented upgrades and purchased additional licenses, demonstrating their continued commitment to Saba.

Business Outlook:

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for its second quarter of fiscal 2004 (quarter ending November 30, 2003) to be in the range of $8.5 to $9.5 million.

•	Saba anticipates GAAP net loss per share for its second quarter of fiscal 2004 (quarter ending November 30, 2003) to be in the range of $0.10 to $0.17.

•	Saba anticipates GAAP net income to be positive in its third and fourth quarters of fiscal 2004 (quarters ending February 29, 2004 and May 31, 2004).

The company will host a conference call on first-quarter results at 2:00 p.m. PDT on Thursday, September 18, 2003. It will be available via web cast at investor.saba.com, or via dial in on (612) 332-0228. The call will be recorded for replay and accessible through investor.saba.com.

About Saba

Saba (NASDAQ: SABA) is a leading provider of human capital development and management (HCDM) solutions, which increase organizational performance through the implementation of a management system for aligning, developing, and managing people. Among the Global 2000, Saba customers include Alcatel, Anheuser-Busch, Cisco Systems, DaimlerChrysler, EMC Corp., Kaiser Permanente, Medtronic, Procter & Gamble, and VERITAS Software. Saba has received industry recognition for its solutions, and recently achieved the leader quadrant position in the Gartner 2003 e-Learning Suite “Magic Quadrant.”

Founded in 1997, Saba is headquartered in Redwood Shores, California, with offices worldwide. For more information, please visit www.saba.com or call (877) SABA-101 or (650) 779-2791.

Saba, the Saba logo, and the marks relating to other Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. All other trademarks are the property of their respective owners.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements such as Saba’s guidance for the remaining quarters of fiscal year 2004, Saba’s ability to achieve or sustain profitability, close transactions that moved out of the first quarter, increase revenue, build increased momentum or execute growth opportunities. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s limited operating history and history of losses, dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, dependence on success of Saba’s channel partners, market acceptance of Saba’s products, fluctuation in customer spending, length of Saba’s sales cycle, competition, dependence on hiring key personnel, rapid technological change, dependence on new product introductions and enhancements, and potential software defects. Readers should also refer to the section entitled “Factors That May Affect Future Operating Results” on pages 23 through 31 of Saba’s Annual Report on Form 10-K dated August 29, 2003 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

(share amounts adjusted for 1-for-4 reverse split)

	Three months ended August 31,
	2003	2002
Revenues:
License	$1,552	$7,450
Services	6,661	7,246

Total revenues	8,213	14,696

Cost of revenues:
Cost of license	85	50
Cost of services	3,398	3,293
Amortization of acquired developed technology	97	388

Total cost of revenues	3,580	3,731

Gross profit	4,633	10,965
Operating expenses:
Research and development	2,651	3,027
Sales and marketing	4,701	6,940
General and administrative	1,272	1,353
Amortization of deferred stock compensation and other stock charges	30	1,351
Amortization of purchased intangible assets	42	258
Settlement of litigation	1,701	—

Total operating expenses	10,397	12,929

Loss from operations	(5,764)	(1,964)
Interest (expense) income and other, net	(79)	96

Loss before provision for income taxes	(5,843)	(1,868)
Provision for income taxes	(45)	(65)

Net loss	$(5,888)	$(1,933)

Basic and diluted net loss per share	$(0.44)	$(0.16)

Shares used in computing basic and diluted net loss per share	13,297	11,945

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2003	May 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$19,176	$21,197
Accounts receivable, net	6,632	9,315
Prepaid expenses and other current assets	1,314	1,218

Total current assets	27,122	31,730
Property and equipment, net	1,925	2,385
Other assets	6,616	6,721

Total assets	$35,663	$40,836

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,380	$1,713
Accrued expenses	8,081	6,527
Deferred revenue	7,310	9,497
Current portion of debt and lease obligations	2,459	675

Total current liabilities	19,230	18,412
Deferred revenue	4	31
Accrued rent	2,674	2,691
Debt and lease obligations, less current portion	1,087	1,242

Total liabilities	22,995	22,376
Stockholders’ equity:
Total stockholders’ equity	12,668	18,460

Total liabilities and stockholders’ equity	$35,663	$40,836